The Universal Institutional Funds, Inc.  - Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 20,101 shares
Percentage of Offering Purchased by Fund: 0.047
Percentage of Fund's Total Assets: 0.24
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays , J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs

Securities Purchased: Facebook Inc.
Purchase/Trade Date: 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 159,079
Percentage of Offering Purchased by Fund: 0.038
Percentage of Fund's Total Assets: 6.78
Brokers: Morgan Stanley, JP Morgan, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays, Allen & Company LLC, Citigroup, Credit Suisse, Deutsche Bank Securities, RBC Capital Markets, Wells Fargo Securities
Purchased from:  JP Morgan